EXHIBIT 99.1

ADTRAN, Inc. Reports Earnings for the First Quarter 2019 and Declares Quarterly Cash Dividend

HUNTSVILLE, Ala. -- (BUSINESS WIRE) – April 17, 2019 -- ADTRAN, Inc. (NASDAQ:ADTN) reported results for the first quarter 2019. For the quarter, sales were $143.8 million compared to $120.8 million for the first quarter of 2018. Net income was $0.8 million compared to a net loss of $10.8 million for the first quarter of 2018. Earnings per share, assuming dilution, were $0.02 compared to a loss per share of $0.22 for the first quarter of 2018. Non-GAAP net income was $4.9 million compared to a net loss of $15.8 million for the first quarter of 2018.  Non-GAAP earnings per share, assuming dilution, were $0.10 compared to a loss per share of $0.33 for the first quarter of 2018.  Non-GAAP earnings per share exclude stock-based compensation expense, acquisition related amortizations and other expenses, restructuring expenses, gain on bargain purchase of a business, and amortization of pension actuarial losses.   The reconciliation between GAAP net income (loss) and earnings (loss) per share to non-GAAP net income (loss) and non-GAAP earnings (loss) per share is in the table provided.

ADTRAN Chairman and Chief Executive Officer Tom Stanton stated, “We are pleased with our progress in the first quarter of 2019. Our revenue was diverse and well balanced with material contributions across the LATAM, EMEA, North America, and Pacific Rim regions. Furthermore, our broad portfolio of next-generation solutions continues to gain market traction with a growing number of customers in an expanding range of market segments. This progress underscores the company’s global strategy of diversification across geographies and markets.”

The Company also announced that its Board of Directors declared a cash dividend for the first quarter of 2019. The quarterly cash dividend is $0.09 per common share to be paid to holders of record at the close of business on May 2, 2019. The ex-dividend date is May 1, 2019, and the payment date is May 16, 2019.

The Company confirmed that it will hold a conference call to discuss its first quarter results Thursday, April 18, 2019, at 9:30 a.m. Central Time. ADTRAN will webcast this conference call. To listen, simply visit the Investor Relations site at www.investors.adtran.com approximately 10 minutes prior to the start of the call and click on the conference call link provided.

An online replay of the conference call, as well as the text of the Company's earnings release, will be available on the Investor Relations site approximately 24 hours following the call and will remain available for at least 12 months. For more information, visit www.investors.adtran.com or via email at investor.relations@adtran.com.

At ADTRAN, we believe amazing things happen when people connect. From the cloud edge to the subscriber edge, we help communications service providers around the world manage and scale services that connect people, places and things to advance human progress. Whether rural or urban, domestic or international, telco or cable, enterprise or residential—ADTRAN solutions optimize existing technology infrastructures and create new, multi-gigabit platforms that leverage cloud economics, data analytics, machine learning and open ecosystems—the future of global networking. Find more at ADTRAN, LinkedIn and Twitter.

This press release contains forward-looking statements which reflect management’s best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2018. These risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.

To provide additional transparency, we have disclosed non-GAAP operating income (loss) which has been reconciled to operating income (loss) and non-GAAP net income (loss) and non-GAAP adjusted earnings (loss) per share - basic and diluted which have been reconciled to net income (loss) and earnings (loss) per share - basic and diluted as reported based on Generally Accepted Accounting Principles in the United States (U.S. GAAP). These measures exclude certain items which management believes are not reflective of the ongoing operating performance of the business. We believe this information is useful in providing period-to-period comparisons of the results of our ongoing operations. Additionally, these measures are used by management in our ongoing planning and annual budgeting processes. The presentation of non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP earnings (loss) per share- basic and diluted, when combined with the U.S. GAAP presentation of operating income (loss), net income (loss), and net income (loss) per share is beneficial to the overall understanding of ongoing operating performance of the company.

These measures are not in accordance with, or an alternative for, U.S. GAAP and therefore should not be considered in isolation or as a substitution for analysis of our results as reported under U.S. GAAP. Our calculation of non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP earnings (loss) per share - basic and diluted may not be comparable to similar measures calculated by other companies.

Condensed Consolidated Balance Sheet

(Unaudited)

(In thousands)

	March 31,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$109,119	$105,504
Short-term investments	31,290	3,246
Accounts receivable, net	99,032	99,385
Other receivables	34,583	36,699
Inventory, net	93,609	99,848
Prepaid expenses and other current assets	9,683	10,744
Total Current Assets	377,316	355,426

Property, plant and equipment, net	79,505	80,635
Deferred tax assets, net	36,891	37,187
Goodwill	6,982	7,106
Intangibles, net	31,817	33,183
Other assets	14,885	5,668
Long-term investments	85,227	108,822
Total Assets	$632,623	$628,027

Liabilities and Stockholders' Equity
Accounts payable	$60,116	$60,054
Bonds payable	25,600	1,000
Unearned revenue	15,230	17,940
Accrued expenses	14,039	11,746
Accrued wages and benefits	15,105	14,752
Income tax payable, net	11,785	12,518
Total Current Liabilities	141,875	118,010

Non-current unearned revenue	4,514	5,296
Other non-current liabilities	42,687	33,842
Bonds payable	—	24,600
Total Liabilities	189,076	181,748

Stockholders' Equity	443,547	446,279

Total Liabilities and Stockholders' Equity	$632,623	$628,027

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2019	2018
Sales
Products	$125,822	$105,253
Services	17,969	15,553
Total Sales	143,791	120,806
Cost of Sales
Products	70,734	68,612
Services	12,445	12,461
Total Cost of Sales	83,179	81,073
Gross Profit	60,612	39,733
Selling, general and administrative expenses	35,132	33,531
Research and development expenses	31,647	32,849
Operating Loss	(6,167)	(26,647)
Interest and dividend income	591	866
Interest expense	(127)	(132)
Net investment gain (loss)	5,926	(97)
Other income (expense), net	855	(57)
Gain on bargain purchase of a business	—	11,322
Income (Loss) Before Provision for Income Taxes	1,078	(14,745)
(Provision) benefit for income taxes	(308)	3,931
Net Income (Loss)	$770	$(10,814)

Weighted average shares outstanding – basic	47,782	48,232
Weighted average shares outstanding – diluted(1)	47,853	48,292

Earnings (loss) per common share – basic	$0.02	$(0.22)
Earnings (loss) per common share – diluted(1)	$0.02	$(0.22)

(1) Assumes exercise of dilutive stock options calculated under the treasury stock method.

Consolidated Statements of Comprehensive Income

(Unaudited)

(In thousands)

	Three Months Ended
	March 31,
	2019	2018

Net Income (Loss)	$770	$(10,814)
Other Comprehensive Loss, net of tax
Net unrealized gains (losses) on available-for-sale securities	185	(3,412)
Defined benefit plan adjustments	121	62
Foreign currency translation	(1,160)	842
Other Comprehensive Loss, net of tax	(854)	(2,508)
Comprehensive Loss, net of tax	$(84)	$(13,322)

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended
	March 31,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$770	$(10,814)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,496	3,614
Amortization of net premium on available-for-sale investments	6	42
Net (gain) loss on long-term investments	(5,926)	97
Net (gain) loss on disposal of property, plant and equipment	(6)	67
Gain on bargain purchase of a business	—	(11,322)
Stock-based compensation expense	1,859	1,819
Deferred income taxes	235	(1,877)
Changes in operating assets and liabilities:
Accounts receivable, net	170	63,904
Other receivables	1,185	(6,598)
Inventory	5,974	3,368
Prepaid expenses and other assets	(566)	10,583
Accounts payable	166	(10,233)
Accrued expenses and other liabilities	(2,355)	826
Income tax payable	(487)	2,753
Net cash provided by operating activities	5,521	46,229

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,872)	(1,950)
Proceeds from sales and maturities of available-for-sale investments	17,039	49,074
Purchases of available-for-sale investments	(11,127)	(75,960)
Acquisition of business	—	(7,806)
Net cash provided by (used in) investing activities	4,040	(36,642)

Cash flows from financing activities:
Proceeds from stock option exercises	—	369
Purchases of treasury stock	(184)	(10,171)
Dividend payments	(4,301)	(4,367)
Net cash used in financing activities	(4,485)	(14,169)

Net increase (decrease) in cash and cash equivalents	5,076	(4,582)
Effect of exchange rate changes	(1,461)	772
Cash and cash equivalents, beginning of period	105,504	86,433

Cash and cash equivalents, end of period	$109,119	$82,623

Supplemental disclosure of non-cash investing activities:
Purchases of property, plant and equipment included in accounts payable	$273	$95
Right-of-use asset obtained in exchange for lease obligations	$10,371	$—

Supplemental Information

Reconciliation of Operating Loss to Non-GAAP Operating Income (Loss)

(Unaudited)

	Three Months Ended March 31,
	2019		2018
Operating Loss	$(6,167)		$(26,647)
Acquisition related expenses, amortizations and adjustments	1,497	(1)	583	(5)
Stock-based compensation expense	1,859	(2)	1,819	(6)
Restructuring expenses	2,063	(3)	5,950	(7)
Deferred compensation investment fluctuations	2,124	(4)	(386)	(4)
Non-GAAP Operating Income (Loss)	$1,376		$(18,681)

(1) $0.5 million is included in total cost of sales, $0.5 million is included in selling, general and administrative expenses and $0.5 million is included in research and development expenses on the consolidated statements of income.

(2) $0.1 million is included in total cost of sales, $1.1 million is included in selling, general and administrative expenses and $0.7 million is included in research and development expenses on the consolidated statements of income.

(3) $0.6 million is included in total cost of sales, $0.8 million is included in selling, general and administrative expenses and $0.6 million is included in research and development expenses on the consolidated statements of income.

(4) Includes non-cash change in fair value of equity investments held in the ADTRAN, Inc. Deferred Compensation Program for Employees (as amended and restated as of June 1, 2010) per ASU 2016-01, all of which is included in selling, general and administrative expenses on the consolidated statements of income.

(5) $0.3 million is included in selling, general and administrative expenses and $0.3 million is included in research and development expenses on the consolidated statements of income.

(6) $0.1 million is included in total cost of sales, $1.0 million is included in selling, general and administrative expenses and $0.7 million is included in research and development expenses on the consolidated statements of income.

(7) $2.4 million is included in total cost of sales, $1.8 million is included in selling, general and administrative expenses and $1.8 million is included in research and development expenses on the consolidated statements of income.

Reconciliation of Net Income (Loss) and Earnings (Loss) per Share – Basic and Diluted to Non-GAAP

Net Income (Loss) and Non-GAAP Earnings (Loss) per Share – Basic and Diluted

(Unaudited)

	Three Months Ended March 31,
	2019		2018
Net Income (Loss)	$770		$(10,814)
Restructuring expenses	2,063		5,950
Acquisition related expenses, amortizations and adjustments	1,497		583
Stock-based compensation expense	1,859		1,819
Pension expense	203	(1)	64	(1)
Gain on bargain purchase of a business	—		(11,322)
Tax effect of adjustments to Net Income (Loss)	(1,524)		(2,107)
Non-GAAP Net Income (Loss)	$4,868		$(15,827)

Weighted average shares outstanding – basic	47,782		48,232
Weighted average shares outstanding – diluted	47,853		48,292

Earnings (loss) per common share - basic	$0.02		$(0.22)
Earnings (loss) per common share - diluted	$0.02		$(0.22)

Non-GAAP earnings (loss) per common share - basic	$0.10		$(0.33)
Non-GAAP earnings (loss) per common share - diluted	$0.10		$(0.33)

(1) Includes amortization of actuarial losses related to the Company's pension plan for employees in certain foreign countries.